Exhibit 99.5

FOR IMMEDIATE RELEASE

KINFAIR HOLDINGS LIMITED COMPLETES REVERSE TAKEOVER OF SPORTS SOURCE, INC. (SPSI.OB)

NEW YORK, NEW YORK, October 13, 2006 - Sports Source, Inc. (SPSL.OB) announced that it was acquired by Kinfair Holdings Limited, a Hong Kong company, in a reverse takeover on October 11, 2006. Kinfair, through its China-based subsidiary, manufactures markets and sells chemicals used as fertilizer for crops and in certain manufacturing processes, such as urea, methanol, ammonium hydrogen carbonate and dimethyl ether. Under the terms of the Share Exchange Agreement, Sports Source has issued 7,500,000 shares of its common stock to the shareholder of Kinfair in exchange for all of the outstanding shares of Kinfair Holdings Limited. By way of this transaction, Kinfair Holdings Limited has become a wholly-owned subsidiary of Sports Source, Inc.

As part of the transaction, Sports Source, Inc.’s sole director and majority shareholder cancelled 13,700,000 shares of Sports Source’s common stock held by him. As a result, the company now has outstanding approximately 12,640,000 shares of common stock issued and outstanding on a fully-diluted basis. Sports Source, Inc. has ceased all of its prior business operations and has adopted and implemented Kinfair Holdings Limited’s business plan. The company intends to change its name from Sports Source, Inc. to Far East Energy and Chemical Corp. and obtain a new ticker symbol.

As part of the transaction, new and experienced senior management and a Board of Directors were appointed to the company.

Mr. Wang, Kinfair’s President, stated the he and his management team “are very excited about the new opportunities available for Kinfair as a public company and they look forward to building stockholder value.”

About Kinfair Holdings Limited

Kinfair Holdings Limited manufactures, markets and sells chemicals used as fertilizer for crops and in certain manufacturing processes, such as urea, methanol, ammonium hydrogen carbonate and dimethyl ether. Kinfair’s one subsidiary, Henan Jinding Chemical Industry Co., Ltd., is located in Henan province, The People’s Republic of China. All of the company’s products are manufactured in Henan province, PRC.

Forward Looking Safe Harbor Statement:

This press release contains forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C., 20549 at prescribed rates. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.